Exhibit 99.1

TENNECO COMMENCES TENDER OFFER FOR ITS 6 7/8% SENIOR NOTES DUE 2020

Lake Forest, Illinois, June 6, 2016 – Tenneco Inc. (NYSE: TEN) announced today that it has commenced a cash tender offer for any and all of its outstanding $500 million 6 7/8% Senior Notes due 2020. The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase dated June 6, 2016 and the related letter of transmittal.

The tender offer will expire at 5:00 p.m., New York City time, on June 10, 2016, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive in cash $1,038.10 for each $1,000 principal amount of notes that are accepted by Tenneco for purchase in the tender offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be June 13, 2016.

Certain information regarding the notes and the terms of the tender offer is summarized in the table below.

Title of Security	CUSIP Number/ISIN	Outstanding Principal Amount	Purchase Price per $1,000 Principal Amount
6 7/8% Senior Notes due 2020	880349AQ8/US 880349AQ88	$500,000,000	$1,038.10

Tendered notes may be withdrawn at any time at or prior to the Expiration Time. Tenneco reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions, including receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company that generates net proceeds in an amount that, supplemented, if necessary, with cash on hand and available liquidity, is sufficient to effect the repurchase of the notes validly tendered and accepted for purchase pursuant to the tender offer. If any notes remain outstanding after the consummation of the tender offer, the Company expects (but is not obligated) to redeem such notes in accordance with the terms and conditions set forth in the related indenture.

Tenneco has engaged BofA Merrill Lynch to act as dealer manager in connection with the tender offer, and has appointed Global Bondholder Services Corporation (“GBS”) to serve as the depositary and information agent for the tender offer.

For additional information regarding the terms of the tender offer, please contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect). Questions regarding the tender offer should be directed to GBS at (212) 430-3774 (banks and brokers) or (866) 470-4500 (all others).

The complete terms and conditions of the tender offer are described in the offer to purchase and the related letter of transmittal and notice of guaranteed delivery. These documents are available at http://www.gbsc-usa.com/Tenneco/ and may also be obtained by contacting GBS by telephone.

None of Tenneco, its board of directors, the dealer manager, GBS or the trustee for the notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal.

Tenneco is an $8.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 30,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s Tender Offer. Tenneco’s ability to complete the Tender Offer will depend on prevailing market conditions and other factors. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:

Bill Dawson

Media inquiries

847 482-5807

bdawson@tenneco.com

Linae Golla

Investor inquiries

847 482-5162

lgolla@tenneco.com